UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2021

Fortress Biotech, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35366 (Commission File Number)	20-5157386 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities filed pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FBIO	Nasdaq Capital Market
9.375% Series A Cumulative Redeemable Perpetual Preferred Stock	FBIOP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.  Other Events.

Alexion Therapeutics closes its purchase of Caelum Biosciences

As previously disclosed on September 28, 2021, Alexion Therapeutics, Inc. (“Alexion”) exercised its option to purchase 100% of the equity securities of Caelum Biosciences, Inc. (“Caelum”), a Fortress Biotech, Inc. (“Fortress”) partner company, pursuant to that certain Development, Option and Stock Purchase Agreement (as amended, the “DOSPA”) by and among Caelum, Alexion, Fortress, and the Caelum security holders party thereto.

On October 6, 2021, the parties announced the closing of Alexion’s acquisition of Caelum for the agreed option exercise price of approximately $150 million, of which distributions will be made to all existing Caelum stockholders. The DOSPA further provides for the following additional payments to Caelum stockholders, totaling up to $350 million, contingent upon the achievement of the applicable regulatory and commercial milestones:

•	$75 million upon Biologics License Application approval of CAEL-101;
•	$50 million upon CAEL-101 attaining $250 million in annual net sales;
•	$50 million upon CAEL-101 attaining $500 million in annual net sales;
•	$75 million upon CAEL-101 attaining $750 million in annual net sales; and
•	$100 million upon CAEL-101 attaining $1 billion in annual net sales.

Fortress is eligible to receive approximately 43% of all proceeds from the transaction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description

99.1	Press Release issued by Fortress Biotech, Inc., dated October 6, 2021.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Biotech, Inc.
(Registrant)

Date: October 6, 2021	By:	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.
Chairman, President and Chief Executive Officer